Exhibit 22.1

AMENDMENT NO. 1 TO
EMPLOYMENT AGREEMENT
This Amendment No. 1 to Employment Agreement (this “Amendment”) dated as of January 29, 2014 (the “Effective Date”) is entered into by and among Mid-Con Energy Partners L.P. ("Mid-Con Partners"), Mid-Con Energy GP, LLC ("MCGP"), and S. Craig George (the "Executive"). As used herein, the term "Employer" shall be deemed to refer to Mid-Con Partners and/or MCGP and/or such other affiliates designated pursuant to Section 3(a) of the Employment Agreement, as the context requires, and the term "Mid-Con Entity" shall be deemed to refer to each Employer and its subsidiaries.
RECITALS
A.    The Executive and the Employer are parties to that certain Employment Agreement dated as of August 1, 2011 (as the same may be amended, modified or supplemented from time to time, the “Employment Agreement”).
B.    In connection with such Employment Agreement, Executive shall be employed as Executive Chairman of the Board of (a) MGCP, (b) Mid-Con Partners, and (c) such other senior executive positions with Mid-Con Entities and affiliates.
C.    The Executive and Employer have agreed to amend the Employment Agreement to make certain changes to the Employment Agreement.
THEREFORE, the parties hereto hereby agree as follows:
ARTICLE I
DEFINITIONS
Section 1.01    Terms Defined Above. As used in this Amendment, each of the terms defined in the opening paragraph and the Recitals above shall have the meanings assigned to such terms therein.
Section 1.02    Terms Defined in the Employment Agreement. Each term defined in the Employment Agreement and used herein without definition shall have the meaning assigned to such term in the Employment Agreement, unless expressly provided to the contrary.
Section 1.03    Other Definitional Provisions. The words “hereby”, “herein”, “hereinafter”, “hereof”, “hereto” and “hereunder” when used in this Amendment shall refer to this Amendment as a whole and not to any particular Article, Section, subsection or provision of this Amendment. Section, subsection and Schedule references herein are to such Sections, subsections and Schedules to this Amendment unless otherwise specified. All titles or headings to Articles, Sections, subsections or other divisions of this Amendment or the schedules hereto, if any, are only for the convenience of the parties and shall not be construed to have any effect or meaning with respect to the other content of such Articles, Sections, subsections, other divisions or schedules, such other content being controlling as the agreement among the parties hereto. Whenever the context requires, reference herein made to the single number shall be understood to include the plural; and likewise, the plural shall be understood to include the singular. Words denoting gender shall be construed to include the masculine, feminine and neuter, when such construction is appropriate; and specific enumeration shall not exclude the general but shall be construed as cumulative. Definitions of terms defined in the singular or plural shall be equally applicable to the plural or singular, as the case may be, unless otherwise indicated.
ARTICLE II
AMENDMENT
Section 2.01    Amendment to Employment Agreement.
Section 2.0 of the Employment Agreement states that the Employment Agreement shall automatically be extended for one additional year, unless at least by the February 1 preceding any such August 1, the Employer or the Executive gives written notice to the other party that it or he, as the case may be, does not wish to so extend the term of this Employment Agreement.
Effective as of the Effective Date, the Employment Agreement shall hereby be amended as follow:
(a)    The February 1st written notice deadline shall be amended and changed to a May 1st written notice deadline.
III
MISCELLANEOUS
Section 3.01    Effect of Amendment. The provisions of this Amendment will control over all inconsistent provisions of the Employment Agreement.
Section 3.02    Ratification of Employment Agreement. Except as amended hereby, the terms and provisions of the Employment Agreement shall remain unchanged and shall remain in full force and effect. The Employment Agreement as modified by this Amendment is hereby ratified and confirmed in all respects.
Section 3.03    Entire Agreement. This Amendment and the Employment Agreement contain all of the agreements of the parties hereto with respect to the subject matter thereof, and no prior agreement, understanding or representation pertaining to any such matter shall be effective for any purpose. The terms and conditions of the Employment Agreement and this Amendment may not be amended or otherwise affected except by instrument in writing executed by each party to be bound thereby.
Section 3.04    Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted pursuant to the Employment Agreement.

Section 3.05    Counterparts. This Amendment may be executed in any number of counterparts with the same effect as if all parties hereto had signed the same document. All such counterparts shall be construed together and shall constitute one instrument, but in making proof hereof it shall only be necessary to produce one such counterpart. The signature pages of various counterparts may be combined onto one document.
Section 3.06    Severability. In the event that any one or more of the provisions contained in this Amendment shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Amendment.
Section 3.07    Governing Law. This Amendment shall be deemed to be a contract made under and shall be governed by, construed and enforced in accordance with the laws of the State of Oklahoma and the laws of the United States, without regard to principles of conflicts of laws.
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EXECUTED to be effective as of the date first above written.
EMPLOYER:

MID-CON ENERGY PARTNERS, LP, a
Delaware limited partnership

By:    Mid-Con Energy GP, LLC, a
Delaware limited liability company,
Its General Partner

By: /s/ Charles R. Olmstead                        Charles R. Olmstead
Chief Executive Officer

MID-CON ENERGY GP, LLC,

By: /s/ Charles R. Olmstead                                        Charles R. Olmstead
Chief Executive Officer

EXECUTIVE:

By: /s/ S. Craig George
S. Craig George